Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

DRUGS MADE IN AMERICA ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(3)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(6)
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, par value $0.0001 per share, and one right to receive one-tenth (1/10) of one ordinary share(2)	457(a)	23,000,000	$10.00	$230,000,000	$0.0001476	$33,948.00
Fees to Be Paid	Equity	Ordinary shares included as part of the Units	457(g)	23,000,000	—	—	—	—
Fees to Be Paid	Rights	Rights included as part of the Units	457(g)	23,000,000	—	—	—	—
Fees to Be Paid	Equity	Ordinary shares underlying the Rights	457(g)	2,875,000	$10.00	$28,750,000	$0.0001476	$4,243.50
Fees to Be Paid	Equity	Ordinary shares to be issued as Representative Shares	457(a)	230,000	$10.00	$2,300,000	$0.0001476	$339.48
	Total Offering Amounts					$261,050,000
	Total Fees Previously Paid							$94,630.05
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 3,000,000 units, consisting of 3,000,000 ordinary shares and 3,000,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.